EXHIBIT 99B.2

SELECTED CONSOLIDATED DATA (UNAUDITED)                 U S WEST, Inc.
                                           Quarter Ended
Dollars in millions,                        December 31,        %
except per share amounts                  1994      1993      Change
- - ---------------------------------------------------------- ----------
U S WEST, Inc. SELECTED STATISTICS

EBITDA (Note 1)                          $1,116    $1,063        5.0
EBITDA margin                              39.3%     39.9%        -
Capital expenditures                       $862      $880       (2.0)
Return on common equity                    23.4%     19.9%        -
Debt-to-capital ratio (Note 2)             51.8%     55.1%        -
Dividends per common share               $0.535    $0.535         -
Common shares outstanding (thousands)   469,343   441,140        6.4
Employees (Note 3)                       61,505    60,778        1.2

TELEPHONE COMPANY STATISTICS

 Access lines (thousands):
  Business                                4,079     3,899        4.6
  Consumer                               10,257     9,944        3.1
     Total access lines (Note 4)         14,336    13,843        3.6

 Billed access minutes of use
   (millions):
  Interstate                             11,331    10,492        8.0
  Intrastate                              2,225     1,978       12.5
     Total access minutes of use         13,556    12,470        8.7

 EBITDA (Note 1)                         $1,009      $956        5.5
 EBITDA margin                             44.4%     43.1%        -
 Debt-to-capital ratio                     60.9%     63.0%        -
 Capital expenditures                      $712      $780       (8.7)
 Employees                               47,493    49,668       (4.4)

<F1>
Note 1: Earnings before interest, taxes, depreciation, amortization, and other. EBITDA also excludes gains on sales of assets and equity losses.
<F2>
Note 2: 1994 Ratio excludes preferred stock. 1994 and 1993 Ratios including discontinued operations are 55.5% and 59.7%, respectively.
<F3>
Note 3: 1994 Includes 797 additional employees due to the U.K. Thomson Directories acquisition, 903 due to the December 1994 acquisition of the Atlanta cable properties and 360 fewer employees due to the sale of Paging operations.
<F4>
Note 4: Access line growth, excluding 1994 rural exchange sales of 60,000 lines, was 4.0%.

SELECTED CONSOLIDATED DATA (UNAUDITED)                 U S WEST, Inc.
                                            Quarter Ended
Dollars in millions,                         December 31,       %
except per share amounts                   1994      1993     Change
- - ---------------------------------------------------------- ----------
DOMESTIC CELLULAR DATA

 Service revenue                         $178.7    $124.3       43.8
 Equipment revenue                        $38.8     $24.0       61.7

 Cellular service operating
   cash flow (EBITDA)                     $43.4     $39.8        9.0
 Cellular service operating
   cash flow margin                        24.3%     32.0%        -

 Cellular subscribers (consolidated)    968,000   601,000       61.1
 Cellular subscribers (proportionate)   817,000   509,000       60.5
 Total adjusted POPs (millions)            18.0      17.6        2.3


CABLE TELEVISION DATA (Note 5)
 (Wholly Owned Subsidiary)

 Basic subscribers served               486,000   448,000        8.5
 Pay units                              275,000   268,000        2.6
 Homes passed                           814,000   783,000        4.0
 Basic penetration                         59.7%     57.2%        -














<F1>
Note 5:  U S WEST acquired the Atlanta cable TV properties on
December 6, 1994. The 1993 data is presented for comparative purposes only.